READING INTERNATIONAL, INC.

FIRST AMENDEMNT TO THE

2010 STOCK INCENTIVE PLAN

This First Amendment (the “Amendment”) to the Reading International, Inc. 2010 Stock Incentive Plan (the “Plan”), is made and shall be effective as of this 10th day of March, 2016 (the “Effective Date”).

RECITALS

WHEREAS, the stockholders of Reading International, Inc. (the “Company”) approved the Plan on May 13, 2010 at the annual meeting of stockholders in accordance with the recommendation of the board of directors; and

WHEREAS, the Plan provides for awards of stock options, restricted stock, bonus stock, and stock appreciation rights to eligible employees, directors, and consultants;

WHEREAS, the Company believes that it would be be in the best interests of the Company and its stockholders to permit awards of restricted stock units;

WHEREAS, NASDAQ rules do not require stockholders to approve an amendment to an equity incentive plan if the amendment relates to adding restricted stock units as long as the Plan provides for the award of restricted stock;

WHEREAS, the Plan provides for the award of restricted stock;

NOW, THEREFORE, in accordance with Section 12 of the Plan, the Plan is amended as follows as of the Effective Date:

AMENDMENTS

1.	Section 2(y) the definition of “Rule 16b-3” is hereby renumbered as Section 2(z).
2.	Section 2(z) the definition of “Securities Act” is hereby renumbered as Section 2(aa).
3.	Section 2(aa) the definition of “Stock Award” is hereby renumbered as Section 2(bb).
4.	Section 2(bb) the definition of “Service” is hereby renumbered as Section 2(cc).
5.	Section 2(cc) the definition of “Stock Award Agreement” is hereby renumbered as Section 2(dd).
6.	Section 2(dd) the definition of “Ten Percent Stockholder” is hereby renumbered as Section 2(ee).
7.	Section 2(y) the definition of “Restricted Stock Units” is hereby added.

“Restricted Stock Units” means a Stock Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Board and which may be settled for Common Stock, other securities or cash or a combination of Common Stock, other securities or cash as established by the Board.

8.	Section 2(bb) of the Plan is hereby deleted and replaced in its entirety by the following:

“Stock Award” means any right granted under the Plan, including an Option, a stock bonus, a right to acquire restricted stock, a restricted stock unit and a stock appreciation right granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Board pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Board may establish.

9.	Section 7(d) is hereby added to the Plan as follows:

Restricted Stock Units.  Each restricted stock unit agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The terms and conditions of the restricted stock unit agreements may change from time to time, and the terms and conditions of separate restricted stock unit agreements need not be identical, but each restricted stock unit agreement shall include (through inclusion or incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

i.

Consideration. A restricted stock unit may be awarded upon the passage of time,  the attainment of performance criteria or the satisfaction or occurrence of such other events  as established by the Board.

ii.

Vesting Generally.  At the time of the grant of a restricted stock unit, the Board may impose such restrictions or conditions to vesting, and/or the acceleration of the vesting, of such restricted stock unit as it, in its sole discretion, deems appropriate.  Vesting provisions of individual restricted stock units may vary.

iii.

Termination of Service.  In the event that a Participant’s Service terminates, any or all of the restricted stock units held by the Participant that have not vested as of the date of termination under the terms of the restricted stock unit agreement shall be forfeited to the Company in accordance with the restricted stock unit agreement, except as otherwise provided in the applicable restricted stock unit agreement.

iv.

Transferability. A restricted stock unit shall be subject to similar transfer restrictions as awards of restricted stock, except that no shares are actually awarded to a Participant who is granted restricted stock units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such restricted stock units until the restrictions set forth in the restricted stock unit agreement have lapsed.   Restricted stock units may be transferred to any trust established by a Participant for the benefit of the Participant, his or her spouse, and/or any one or more lineal descendants.

v.

Voting, Dividend & Other Right. Holders of restricted stock units will not be entitled to vote or to receive the dividend equivalent rights in respect of the restricted stock units at the time of any payment of dividends to stockholders on Common Stock until they become owners of the Common Stock pursuant to their restricted stock unit agreement.  If the applicable restricted stock unit agreement specifies that a Participant will be entitled to dividend equivalent rights, (i) the amount of any such dividend equivalent right shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of shares equal to the number of vested restricted stock units then credited to the Participant, and (ii) any such dividend equivalent right shall be paid in accordance with the Company’s payment practices as may be established from time to time and as of the date on which such dividend would have been payable in respect of outstanding shares of Common Stock (and in accordance with Section 409A of the Code with regard to awards subject thereto); provided that no dividend equivalents shall be currently paid on restricted share units that are not yet vested.

10.	Except as modified hereby, the provisions of the Plan shall remain in full force and effect, and the Plan may be restated, as amended hereby, in its entirety.